Exhibit 2.2

AGREEMENT AND PLAN OF MERGER dated

as of December     , 2006

between

SANDY SPRING BANK

and

COUNTY NATIONAL BANK

i

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of December    , 2006 (this “Agreement”) between SANDY SPRING BANK, a Maryland chartered commercial bank (“Parent Bank”) and a wholly-owned subsidiary of SANDY SPRING BANCORP, INC., a Maryland corporation (“Parent”), whose principal banking office is located at 17801 Georgia Avenue, Olney, Maryland 20832 and COUNTY NATIONAL BANK, a national banking association (“Company Bank”), and a wholly-owned subsidiary of CN BANCORP, INC., a Maryland corporation (“Company”), whose principal banking office is 7405 Ritchie Highway, Glen Burnie, Maryland 21061.

WHEREAS, the Boards of Directors of Parent and Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate the business combination transaction set forth in the Agreement and Plan of Merger dated as of the date hereof between Parent and Company (the “Parent Merger Agreement”) in which Company will merge with and into Parent (the “Parent Merger”).  All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Parent Merger Agreement;

WHEREAS, the respective Boards of Directors of Parent Bank and Company Bank have approved, and deemed it advisable to consummate, the business combination transaction provided for herein in which Company Bank will merge with and into Parent Bank (the “Bank Merger”) concurrently with the consummation of the Parent Merger, and the Board of Directors of Company Bank has recommended to Company, as the sole stockholder of Company Bank (whose approval as such stockholder is required under Maryland Law), that it approve the Bank Merger and this Agreement; and

WHEREAS, (i) Parent, as sole stockholder of Parent Bank (whose approval as such stockholder is required under Maryland Law), shall immediately hereafter approve the Bank Merger and this Agreement and (ii) Company, as sole stockholder of Company Bank (whose approval as such stockholder is required under Maryland Law), shall immediately hereafter approve the Bank Merger and this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Parent Merger Agreement, the parties hereto agree as follows:

ARTICLE I.
THE BANK MERGER

Section 1.01                                Effective Time of the Bank Merger.

Subject to Section 1.02, upon the satisfaction, or, to the extent permitted hereunder and by applicable law, waiver of all conditions set forth in Article 4, Parent Bank shall make all filings or recordings required by applicable law in connection with the Bank Merger.  The Bank Merger shall become effective (the “Bank Merger Effective Time”) at the time a Certificate of

Merger is issued by the Commissioner of Financial Regulation of Maryland (or at such later time as may be specified in the Certificate of Merger) in accordance with Maryland Law.

Section 1.02                                Closing.

The closing of the Bank Merger will take place at the time and place of the Closing on the Closing Date, or such later time or such other place as Company and Parent may determine (the “Bank Merger Closing Date”).

Section 1.03                                Effects of the Merger.

(a)                                  At the Bank Merger Effective Time, (i) the separate existence of Company Bank shall cease and Company Bank shall be merged with and into Parent Bank (Parent Bank and Company Bank are sometimes referred to herein as the “Constituent Banks” and Parent Bank is sometimes referred to herein as the “Surviving Bank”); (ii) the charter of Parent Bank as in effect prior to the Bank Merger Effective Time shall be the charter of the Surviving Bank until amended in accordance with applicable law and the name of the Surviving Bank shall continue to be “Sandy Spring Bank”; and (iii) the bylaws of Parent Bank as in effect prior to the Bank Merger Effective Time shall be the bylaws of the Surviving Bank until amended in accordance with applicable law.

(b)                                 From and after the Bank Merger Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Parent Bank immediately prior to the Bank Merger Effective Time shall be the directors of the Surviving Bank and (ii) the officers of Parent Bank immediately prior to the Bank Merger Effective Time shall be the officers of the Surviving Bank.

(c)                                  From and after the Bank Merger Effective Time, the Surviving Bank shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Company Bank and Parent Bank, all as provided under Maryland Law.

Section 1.04                                Principal Office; Authorized Capital Stock.

The principal banking office of the Surviving Bank shall be located at 17801 Georgia Avenue, Olney, Maryland 20832.  The authorized capital stock of the Surviving Bank shall consist of 5,000,000 shares of common stock, with a par value of Ten Dollars ($10.00) per share.  Each share of common stock of the Surviving Bank shall be entitled to one vote.

ARTICLE II.
EFFECT OF THE BANK MERGER ON
THE CAPITAL STOCK
OF THE CONSTITUENT BANKS

Section 2.01                                Effect on Company Bank Capital Stock.

At the Bank Merger Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of any shares of common stock, par value $10.00 per share, of Company

Bank (the “Company Bank Common Stock”), (a) each share of Company Bank Common Stock issued and outstanding immediately prior to the Bank Merger Effective Time and (b) each share of Company Bank Common Stock owned by Company Bank as treasury stock immediately prior to the Bank Merger Effective Time shall be cancelled and shall cease to exist and no stock of Parent Bank or other consideration shall be delivered in exchange therefor.

Section 2.02                                Effect on Parent Bank Capital Stock.

At the Bank Merger Effective Time, each share of common stock, par value $10.00 per share, of Parent Bank issued and outstanding immediately prior to the Bank Merger Effective Time shall be unaffected by the consummation of the Bank Merger and shall continue to be held by Parent.

Section 2.03                                Objecting Stockholders.

Prior to the Effective Time, this Agreement shall have been approved by each of Parent and Company, as the sole stockholders of Parent Bank and Company Bank, respectively. Consequently, there will be no objecting stockholders of either Parent Bank or Company Bank.

ARTICLE III.
COVENANTS

Section 3.01                                Covenants of Parent Bank and Company Bank.

During the period from the date of this Agreement and continuing until the Bank Merger Effective Time, each of the parties hereto agrees to observe and perform all agreements and covenants of Parent and Company in the Parent Merger Agreement that pertain or are applicable to Parent Bank and Company Bank, respectively.  Each of the parties hereto agrees to use reasonable best efforts to take, cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to and in accordance with the applicable provisions of the Parent Merger Agreement.

ARTICLE IV.
CONDITIONS PRECEDENT

Section 4.01                                Conditions to Each Party’s Obligations to Effect the Bank Merger.

The respective obligations of each party to effect the Bank Merger shall be subject to the satisfaction prior to the Bank Merger Closing Date of the following condition:  All conditions to the Closing of the Parent Merger under Article 10 of the Parent Merger Agreement shall have been satisfied, or to the extent permitted by the Parent Merger Agreement, waived.

Section 4.02                                Approval by Maryland Commissioner of Financial Regulation.

This Agreement is subject to the approval of the Maryland Commissioner of Financial Regulation.

ARTICLE V.
TERMINATION AND AMENDMENT

Section 5.01                                Termination.

This Agreement shall be terminated immediately and without any action on the part of Company Bank or Parent Bank upon any termination of the Parent Merger Agreement.  This Agreement may be terminated at any time prior to the Bank Merger Effective Time by an instrument executed by Parent Bank and Company Bank.

Section 5.02                                Effect of Termination.

In the event of termination of this Agreement as provided in Section 5.01, this Agreement shall become void and there shall be no liability or obligation on the part of Parent Bank or Company Bank or their respective officers or directors, except as set forth in the Parent Merger Agreement.

Section 5.03                                Amendment.

This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors; provided, however, that after the approval and adoption of the Bank Merger and this Agreement by Company, any amendment requiring the approval of the stockholders of Company Bank under Maryland Law shall be approved by Company.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE VI.
GENERAL PROVISIONS

Section 6.01                                Nonsurvival of Agreements.

None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except to the extent set forth in the Parent Merger Agreement.

Section 6.02                                Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (with confirmation) or mailed by registered or certified mail (return receipt requested) to Parent Bank or Company Bank, respectively, at the address for notices to Parent or Company, respectively, as set forth in the Parent Merger Agreement, with copies to the persons referred to therein.

Section 6.03                                Interpretation.

When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 6.04                                Counterparts.

This Agreement may be executed in two counterparts, both of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

Section 6.05                                Entire Agreement.

Except as otherwise set forth in the Parent Merger Agreement, this Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 6.06                                Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to the conflicts of law rules of such state.

Section 6.07                                Real Property.

Company Bank owns real property that is located in Anne Arundel County, Maryland.

Section 6.08                                Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

[Remainder of Page Intentionally Blank, Signature Page Follows]

IN WITNESS WHEREOF, Parent Bank and Company Bank have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first set forth above.

SANDY SPRING BANK

By:
	Name:	Hunter R. Hollar
	Title:	President and Chief Executive Officer

COUNTY NATIONAL BANK

By:
	Name:	Jan W. Clark
	Title:	President and Chief Executive Officer

[Signature Page to Bank Merger Agreement]